Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated January 5, 2022 to

Pricing Supplement No. 28, Pricing Supplement No. 29, Pricing Supplement No. 30, Pricing Supplement No. 31, Pricing Supplement No. 32 and
Pricing Supplement No. 33 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and
Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	25.005%	$125,025	December 23, 2021

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	111.893%	$559,465	December 23, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 4, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	83.634%	$836,340	December 8, 2021
$1,000,000	84.197%	$841,970	December 10, 2021
$1,000,000	84.170%	$841,700	December 20, 2021
$3,000,000	84.223%	$2,526,690	December 23, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 4, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	66.703%	$2,001,090	December 23, 2021

Linked to the ICE BofAML Commodity index eXtra Biofuels Exchange Series

– Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between August 5, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	98.359%	$98,359	December 23, 2021
$500,000	102.004%	$510,020	January 5, 2022

Linked to ICE BofAML Commodity index eXtra (GRains)
—Total Return
Due February 14, 2023

The following issuances involved scheduled settlement between December 4, 2021 and January 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	45.805%	$45,805	December 15, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$10,700,000.00	78.378%	$8,386,464.00	$777.43 (1)

(1)    The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$777.43 for this offering is being paid out  of SEK’s SEC account, the current balance of which is US$84,192.60 as of the date hereof. After payment of the registration fee for this offering, US$83,415.17 remains available in SEK’s account for future registration fees.